EXHIBIT 99

     FOR IMMEDIATE RELEASE               Contact: Mr. Charles R. Ofner
                                                  (281) 496-5000


     Reading & Bates Development Co. Announces Discovery on East Breaks
                  643 And Provides Additional Drilling Update

December  23, 1997, Houston, Texas....Reading & Bates  Corporation (RB-NYSE)
announced that its wholly owned subsidiary, Reading & Bates Development Co., (Devco) has drilled an oil discovery on its East Breaks 643 "North Boomvang" prospect in the U.S. Gulf of Mexico. Devco owns a 62.5% working interest in the well and Norcen Explorer, Inc., a wholly owned subsidiary of Norcen Energy Resources Limited (NCN-TSE), participated for the remaining 37.5% working interest.

The well, which is located on the flank of a salt induced structure, was successfully drilled in 3,668 feet of water to 12,312 feet measured
depth.   Combined  results  from  the  original  and  sidetracked  wellbores confirmed a sand containing a 350 foot column of 31 degree API gravity oil averaging 40 feet to 50 feet in pay thickness over an extended area.
Based on seismic amplitudes   that extend updip, Devco estimates the reserve
potential to be 35 to 45 million barrels of oil and believes that additional untested potential exists in the prospect. The well has been suspended as a potential producer pending a decision to proceed with commercial development. Devco is evaluating the data gathered from the "North Boomvang" prospect and is conducting engineering and technical work on a plan for a co-development of this prospect with the previously announced "East Boomvang" discovery which has potential reserves of 65 to 70 million barrels of oil equivalent.

Devco and Norcen intend to proceed with additional drilling in the prospect area that consists of Federal offshore oil and gas leases covering the
"North  Boomvang",  "East  Boomvang"   and  "East  Bequia"  prospects.   The
original lessee retained an overriding royalty interest in the prospect area that may be converted to a working interest after certain production levels are met. Upon completion of operations at "North Boomvang", the M. G. Hulme, Jr. will move to "East Boomvang" to drill a third well.

Paul B. Loyd, Jr., Reading & Bates Chairman, Chief Executive Officer and President of Reading & Bates Corporation, stated, "We are pleased to have again encountered significant amounts of hydrocarbons in the 'Boomvang' area, and we are optimistic that `North Boomvang' combined with the previously announced 'East Boomvang' discovery, will result in a commercial development."

Devco also announced today it will recognize unsuccessful exploratory expenses of approximately $14.1 million for the fourth quarter of 1997. The charges are associated with dry holes on Mississippi Canyon Block 154, Ship Shoal Block 365 and Ewing Bank Block 829. Total expenses for Devco, inclusive of unsuccessful exploratory costs, for the fourth quarter are projected to be approximately $16.7 million.

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company--R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

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